UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO. 2)
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12
NATIONAL PROPERTY INVESTORS 7
(Name of Registrant as Specified in Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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☐	No fee required.
☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies: Limited Partnership Units

(2)	Aggregate number of securities to which transaction applies: 60,517

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
$7,750,000 is the purchase price for the property to be sold

(4)	Proposed maximum aggregate value of transaction: $7,750,000

(5)	Total fee paid: $ 829.25

☑ Fee paid previously with preliminary materials:

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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NATIONAL PROPERTY INVESTORS 7
CONSENT SOLICITATION STATEMENT
May 8, 2006
Dear Limited Partner:
     We have entered into an agreement (the “Purchase and Sale Agreement”) with the California State Teachers’ Retirement System, a public entity (“Calstrs”), to sell Fairway View II (the “Property”), the last remaining property owned by National Property Investors 7, a California limited partnership (the “Partnership”), for $7,750,000. Upon completion of the Sale, we will pay, or establish appropriate reserves for, all known Partnership liabilities and other obligations, and distribute the remaining net sale proceeds to partners. Although the actual distribution to limited partners may vary, we currently estimate that it will be approximately $12 per limited partnership unit, based on information available as of March 31, 2006.
     We are writing to request your consent to the sale (the “Sale”) of the Property pursuant to the Purchase and Sale Agreement. Under the Partnership’s partnership agreement (the “Partnership Agreement”), because Fairway View II is the only property currently owned by the Partnership, its sale requires the consent of limited partners owning more than 50% of the outstanding limited partnership units (the “Majority Approval”). If the Sale is approved, the Property will be sold to Calstrs in accordance with the terms, and subject to the conditions of, the Purchase and Sale Agreement.
     We recommend that you consent to the Sale. See “Risk Factors” beginning on page 2 of this Solicitation Statement for a description of factors to consider in connection with the Sale.
     This Consent Solicitation Statement (the “Solicitation Statement”) and the accompanying form of Consent of Limited Partner (the “Consent Form”) are first being mailed on or about May 8, 2006, to limited partners of record as of the close of business on May 3, 2006 (the “Record Date”). Your participation is very important. Please review this Solicitation Statement and return the enclosed Consent Form in accordance with the instructions in this Solicitation Statement. Please note that this solicitation will expire at 5:00 P.M., New York City Time, on May 30, 2006 (the “Expiration Date”), unless extended.
     If you have any questions or require any assistance in completing and returning the Consent Form, please contact our Solicitation Agent, The Altman Group, Inc., by mail at 1200 Wall Street 3rd Floor, Lyndhurst, New Jersey 07071; by overnight courier service at 1200 Wall Street 3rd Floor, Lyndhurst, New Jersey 07071; by fax at (201) 460-0050; or by telephone at (800) 217-9608.

Very truly yours,

NPI EQUITY INVESTMENTS, INC.,
Managing General Partner
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTION; PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION; OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS CONSENT SOLICITATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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SUMMARY TERM SHEET
     This summary term sheet highlights the most material information regarding the Sale. Unless otherwise indicated, references in this Solicitation Statement to “we,” “our,” “us,” or the “Managing General Partner” refer to NPI Equity Investments, Inc., a Florida corporation, which is the managing general partner of the Partnership.
•	Sale Of The Property. Under the Purchase and Sale Agreement, the Partnership and seven other partnerships (collectively, the “Sellers”) agreed to sell nine properties (the “Nine Sale Properties”), including Fairway View II, for an aggregate net purchase price of $86,820,000 (subject to customary prorations and adjustments), of which $7,750,000 has been allocated to Fairway View II. See “Purchase and Sale Agreement.”

•	The Purchaser. If the limited partners of the Partnership approve the Sale, the Property will be sold to Calstrs in accordance with the terms, and subject to the conditions of, the Purchase and Sale Agreement. Calstrs is the largest teachers’ retirement fund in the United States. See “Description of the Transaction — The Purchaser.”

•	Dissolution Of The Partnership; Distribution To Partners. Fairway View II is the Partnership’s last remaining property. Upon completion of the Sale, the Partnership will dissolve and we will wind up the affairs of the Partnership. We will pay, or establish appropriate reserves for, all known Partnership liabilities and other obligations, and distribute the remaining net sale proceeds to partners. Although the actual distribution to limited partners may vary, we currently estimate that it will be approximately $12 per limited partnership unit, based on information available as of March 31, 2006. We expect that the distribution of the remaining net sale proceeds to limited partners will be made within 90 days after the completion of the Sale of the Property. However, the winding up of the Partnership may not be completed until certain litigation involving the Partnership has been resolved. We do not know when this litigation will be resolved. See “Description of the Transaction — Estimated Distribution to Limited Partners.”

•	Required Consents. Under the Partnership Agreement, because Fairway View II is the only property currently owned by the Partnership, its sale requires the consent of limited partners that own more than 50% of the outstanding limited partnership units. If the Sale is approved, the Property will be sold to Calstrs in accordance with the terms, and subject to the conditions of, the Purchase and Sale Agreement. See “The Consent Solicitation.”

•	General Partner’s Analysis And Recommendation. We believe that the Sale is fair and in the best interests of the Partnership and its limited partners, and have approved the Purchase and Sale Agreement. We recommend that you consent to the Sale. See “General Partner’s Analysis.”

•	Risk Factors. The Sale involves certain risks, including the recognition of taxable income, the failure to market the Property to other prospective purchasers, the absence of an independent appraisal subsequent to May 2003 and the fact that the Property is being sold as part of a portfolio of nine properties. See “Risk Factors.”

•	Tax Consequences. Limited partners will recognize taxable gain as a result of the Sale of the Property. Each limited partner should consult and rely on the limited partner’s tax advisor regarding the tax consequences to the limited partner of the Sale of the Property. Cash distributions from the Sale may be less than any tax liability resulting from the taxable gain recognized by each limited partner. See “Certain United States Federal Income Tax Consequences.”

•	Expiration Date. This solicitation will expire at 5:00 P.M., New York City time, on May 30, 2006, unless extended, and you can tender your Consent Form until the solicitation expires. See “The Consent Solicitation — Solicitation Period.”

•	How To Consent. To consent to the Sale, mark the appropriate box on the included Consent Form and send it to the Solicitation Agent, The Altman Group, Inc., at the address set forth at the bottom of the Consent Form. See “The Consent Solicitation — Consent Procedures.”

•	Revocation Of Instructions. You may revoke the instructions set forth in your Consent Form by sending a new Consent Form with different instructions to the Solicitation Agent prior to 5:00 p.m., New York City time, on the Expiration Date. See “The Consent Solicitation — Revocation of Instructions.”

•	Additional Information. For assistance in executing a Consent Form, please contact our Solicitation Agent at the address or the telephone number set forth on the cover page of this Solicitation Statement.
RISK FACTORS
     The following describes risks and disadvantages to you of consenting to the Sale. Before deciding whether or not to consent to the Sale, you should carefully consider these risks:
     Limited Partners Will Recognize Taxable Income From The Sale. Limited partners will recognize taxable gain as a result of the Sale of the Property. Each limited partner should consult and rely on the limited partner’s tax advisor regarding the tax consequences to the limited partner of the Sale of the Property. Cash distributions from the Sale may be less than any tax liability resulting from the taxable gain recognized by each limited partner. Certain possible tax consequences of the sale are discussed in more detail below under “Certain United States Federal Income Tax Consequences.”
     The Sale Of The Property Will Trigger A Significant Prepayment Penalty Under The Mortgage. The Partnership’s mortgage debt has a prepayment penalty if the Property is sold at any time prior to 180 days before its scheduled maturity on December 1, 2021. We estimate that the penalty will be approximately $1,000,000, which is in excess of 20% of the mortgage balance.
     We Did Not Market The Property To Other Prospective Purchasers. We negotiated the purchase price for the Property with Calstrs with a view to maximizing the proceeds to the Partnership. However, we did not solicit offers from other prospective purchasers, and it is possible that a higher price might have been obtained if the Property had been marketed to other parties.
     We Have Not Obtained Any Recent Appraisals Of The Property Or Any Fairness Opinions With Respect To The Sale. In the absence of an appraisal or a fairness opinion, we could be mistaken in believing that the purchase price for the Property under the Purchase and Sale Agreement is a fair price. The most recent appraisal of the Property was done as of May 22, 2003, by American Appraisal Associates, Inc., in which AAA determined that the “as is” market value of the Property was $7,700,000. See “Summary of the 2003 Appraisal.”
     We And Our Affiliates Will Receive Certain Benefits From The Sale That Other Partners Will Not Receive. We and our affiliates hold approximately $562,097 of Partnership indebtedness, which will be repaid from the Sale proceeds. Upon completion of the Sale, we will receive an incentive compensation fee, which we estimate will be approximately $28,000, based on information available as of March 31, 2006. In addition, upon completion of the Sale, an affiliate of ours is expected to assume responsibility for managing and operating the Property. In consideration for acting as both the asset manager and the property manager, this affiliate would receive a fee equal to 3.65% of monthly gross revenues, which is less than the property management fee currently paid by the partnership to an affiliate of ours, which is 5% of monthly gross revenues.
     The Purchase Price For The Property Might Have Been Higher If It Was Not Sold As Part Of A Portfolio Sale. The purchase price for the Property was determined by allocating a portion of the aggregate purchase price under the Purchase and Sale Agreement for all Nine Sale Properties. It is possible that Calstrs or a different purchaser might have been willing to pay more for the Property if it was sold by itself.
     We Had A Conflict Of Interest In Allocating The Aggregate Purchase Price Among The Nine Sale Properties. Our affiliates have varying ownership interests in each of the Nine Sale Properties. Five of the Nine Sale Properties were wholly owned by our affiliates. The other four properties, including Fairway View II, were owned by three partnerships in which our affiliates own between 68% and 80% of the outstanding limited partnership interests. We and the other Sellers allocated the aggregate purchase price among the Nine Sale Properties based on their relative fair market values. However, our affiliates’ different levels of ownership in the properties created a conflict of interest in which we have an incentive to ascribe greater value to those properties which are wholly owned by our affiliates. See “Purchase and Sale Agreement — Purchase Price.”
DESCRIPTION OF THE TRANSACTION
General
     Under the Purchase and Sale Agreement, the Partnership and seven other partnerships agreed to sell the Nine Sale Properties, including Fairway View II, for an aggregate net purchase price of $86,820,000 (subject to customary prorations and adjustments), of which $7,750,000 has been allocated to Fairway View II. Upon completion of the Sale, we will pay, or establish appropriate reserves for, all known Partnership liabilities and other obligations, and distribute the remaining net sale proceeds to partners. Although the actual distribution to limited partners may vary, we currently estimate that it will be approximately $12 per limited partnership unit, based on information available as of March 31, 2006. We expect that the distribution of the remaining net sale proceeds to limited partners will be made within 90 days after the completion of the Sale of the Property. However, the winding up of the Partnership may not be completed until certain litigation involving the Partnership has been resolved. We do not know when this litigation will be resolved. If the Sale is approved, the closing of the Sale to Calstrs is expected to occur shortly after the expiration of this consent solicitation.
The Property
     The Partnership has owned and operated the Fairway View II Apartments, a 204-unit apartment complex located in Baton Rouge, Louisiana, since November 1984. The Property is the only remaining property owned by the Partnership. There is a first mortgage loan on the Property with an unpaid balance of approximately $4,843,061 (as of March 31, 2006). At the closing of the Sale of the Property, the Partnership will pay off the loan encumbering the Property with the proceeds from the Sale, and all lender fees and other costs of such payment-in-full will be deducted from the purchase price payable to the Partnership, including a prepayment penalty which we estimate will be approximately $1,000,000.
The Purchaser
     If the Sale is approved, the purchaser will be Calstrs, the largest teachers’ retirement fund in the United States. Calstrs had a total membership of approximately 755,000 and assets of $128.9 billion as of June 2005. Calstrs’ primary responsibility is to provide retirement related benefits and services to teachers in public schools from kindergarten through community college.
Estimated Distribution To Limited Partners
     If the Sale of the Property is completed, the Partnership will dissolve and we will wind up the affairs of the Partnership. After paying, or establishing appropriate reserves for, all known Partnership liabilities and other obligations, we will distribute the remaining net sale proceeds to partners. We estimate that the net proceeds from the Sale that will be available for distribution to limited partners will be approximately $12 per limited partnership unit. We expect that this distribution to limited partners will occur within 90 days after the Sale closes. However, this amount and timing is estimated based on a number of assumptions. The actual amount and timing of the distribution may be different. In making our estimate, we used information available as of March 31, 2006, and made other assumptions based on information currently known to us. Of course, many factors could cause the actual proceeds to limited partners to vary from this estimate, including delays or unforeseen complications with the closing, or contingent liabilities of the Partnership. Our estimate of the distribution to limited partners was calculated as follows:

ESTIMATED DISTRIBUTION TO LIMITED PARTNERS
(Based on Information as of March 31, 2006)
(IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)

Purchase Price (less capital spending adjustment of $2,040,000)(a)	$7,750,000
Plus: Cash and cash equivalents	144,379
Plus: Other Partnership assets	154,445
Less: Mortgage debt, including accrued interest	(4,843,061)
Less: Prepayment penalty	(1,000,177)
Less: Loans from general partner and/or affiliates	(525,203)
Less: Accounts payable, accrued expenses and other liabilities (b)	(419,998)
Less: Reserves for contingencies	(293,700)
Less: Closing costs	(293,700)
Less: Incentive compensation fee payable to Managing General Partner (c)	(27,939)
Less: Nonresident withholding taxes	(11,577)
Plus: Deficit restoration obligation	90,136

TOTAL	$723,605

Net proceeds available for distribution to all partners	$723,605

Percentage of net proceeds allocable to limited partners	99%
Net proceeds available for distribution to limited partners	$717,271

Total number of limited partnership units	60,517

Distribution per limited partnership unit	$12

(a)	The final purchase price is subject to prorations and adjustments.

(b)	Includes (i) $30,000 to pay for costs associated with pending litigation, and (ii) approximately $172,000 to cover costs of maintaining the partnership until the litigation is resolved and the administrative costs of winding up the Partnership, including management fees, taxes, the costs of audits, the preparation and filing of documents with the Secretary of State in California and other jurisdictions, and the preparation, filing, printing and mailing of the Partnership’s tax returns.

(c)	Pursuant to the terms of the Partnership Agreement, the Managing General Partner is entitled to receive an incentive compensation fee upon the sale of the Property.
Appraisal Rights
     Limited partners of the Partnership are not entitled to dissenters’ appraisal rights under California law or the Partnership Agreement in connection with the Sale of the Property.
Regulatory Approvals
     Other than the filing and distribution of this Solicitation Statement, no material governmental filings or approvals are required for the Sale of the Property.
Accounting Treatment
     The Partnership will account for the Sale of Property as a sale for accounting purposes.
GENERAL PARTNER’S ANALYSIS
     We recommend that the limited partners consent to the Sale of the Property. We believe that the Sale is fair and in the best interests of the Partnership and its limited partners, and have approved the Purchase and Sale Agreement.
Discussion of Alternatives
     In approving the Sale, we considered both the continued ownership and operation of the Property by the Partnership, and marketing the Property for sale to potential purchasers other than Calstrs.

     Continued Ownership And Operation Of The Property. A number of advantages could result from the Partnership’s continued ownership and operation of the Property. If rental market conditions improve or the Property’s operating performance improves, the level of distributions to limited partners might increase over time. It is possible that the private resale market for properties could improve over time, making a sale of the Property at some point in the future a more attractive option than it is currently. The Partnership’s continued ownership and operation of the Property would allow you to continue to participate in the net income of the Partnership and receive any net proceeds from a future sale of the Property. However, no assurance can be given as to future operating results or as to the results of any future attempts to sell the Property. The primary disadvantage of continuing to operate the Property is that you would have limited liquidity with respect to your units, for which there is no established trading market. Although certain persons (including an affiliate of ours) have, in the past, made offers to purchase Partnership units, no assurance can be given that any such offer would be made in the future or, if made, at what price.
     Marketing The Property To Other Potential Purchasers. In 2005, based on market conditions, we determined that it would be an opportune time to consider a sale of the Property. Under the terms of the joint venture agreement of SH Partners, L.P. (“SH Partners”), a joint venture between Calstrs (which owns 66.7%) and certain of our affiliates (which own the remaining 33.3% interest and act as a general partner), our affiliates are obligated to offer to SH Partners certain student housing projects and, if requested by Calstrs, are obligated to negotiate in good faith with Calstrs regarding the acquisition of these projects by SH Partners. However, there is no obligation to sell any project to SH Partners. Pursuant to the SH Partners joint venture agreement, in 2005 we began negotiations with Calstrs relating to a possible sale of certain student housing projects, including the Property, to SH Partners. Calstrs was interested in having SH Partners acquire the Property (and the other Nine Sale Properties) and, on November 14, 2005, the Partnership and the other Sellers entered into the Purchase and Sale Agreement with Calstrs. We decided not to market the Property to other prospective purchasers because we thought that the purchase price offered by SH Partners was higher than the price that might have been obtained if the Property had been marketed to others. Under the Purchase and Sale Agreement, Calstrs initially assigned its purchase rights to SH Partners, and SH Partners purchased five of the Nine Sale Properties on December 22, 2005. On February 22, 2006, in accordance with the Purchase and Sale Agreement, Calstrs elected to require that the four remaining properties be sold to Calstrs, rather than SH Partners. On March 31, 2006, Calstrs purchased three of the four remaining properties. Fairway View II is the only one of the Nine Sale Properties that has not yet been sold to SH Partners or Calstrs under the Purchase and Sale Agreement.
Fairness Of The Transaction
     The Managing General Partner believes the Sale is fair to the limited partners. In making such determination, the Managing General Partner considered the factors and information set forth below, but did not quantify or otherwise attach particular weight to any such factors or information.
     Factors In Favor Of Fairness Determination. The Managing General Partner considered the following factors in support of its determination of the fairness to limited partners:
•	There is no established trading market for the limited partnership units and the Sale would provide immediate liquidity for limited partners;

•	Commencing with the tax year following the tax year in which the termination, dissolution and winding-up of the Partnership have been completed, the limited partners will no longer need to include in their federal and state income tax returns the various items of income, loss, deduction and credit as previously reported on Schedule K-1’s delivered by the Partnership;

•	The tax benefits of continued investment in the Property have been substantially reduced or eliminated for most limited partners due principally to declining depreciation deductions from the Property;

•	The Property was completed in 1981 and, given its age, probably will require substantial capital expenditures in the future for which existing reserves may not be adequate;

•	The Sale requires the approval of a majority of limited partners;

•	The net purchase price for the Property is $7,750,000 (subject to customary prorations and adjustments), which is $50,000 greater than the “as is” market value of the Property, as determined by an independent appraiser in 2003;

•	We have not recently received any other firm offers from third parties to purchase the Property;

•	The estimated distribution of net sale proceeds to limited partners ($12 per unit) exceeds the net book value per unit as of December 31, 2005, which was a deficit of $15.76 per unit;

•	In addition to the distribution of net sale proceeds, upon winding up of the Partnership, limited partners may be entitled to receive an additional payment from the settlement fund (estimated to be $7.17 per unit) that was created in connection with certain class action litigation;

•	As a result of Hurricane Katrina, there has been a significant increase in demand for housing in the area in which the Property is located, making this a favorable time to sell the Property; and

•	It may be difficult to find a buyer at a future date or to sell the Property at as favorable a price in the future.
     Factors Not In Favor Of Fairness Determination. In addition to the foregoing factors, the Managing General Partner considered the following countervailing factors:
•	The risk factors described above under “Risk Factors”;

•	The estimated distribution of net sale proceeds to limited partners ($12 per unit) is significantly less than the price per unit ($40.27) paid by AIMCO Properties, L.P. to purchase units in 2004, primarily because, in determining its 2004 purchase price: (i) AIMCO Properties, L.P. did not take into account any prepayment penalty on the mortgage; (ii) the 2004 purchase price included $7.17 per unit in respect of the litigation settlement fund; and (iii) the Partnership’s cash and other assets were greater in 2004 than they were at March 31, 2006 (the date as of which the estimated distribution was calculated);

•	The estimated distribution of net sale proceeds to limited partners ($12 per unit) is less than the going concern value per unit, primarily because, as a going concern, the Partnership would not incur a prepayment penalty on its mortgage debt; and

•	An unaffiliated representative was not retained to act solely on behalf of unaffiliated limited partners for purposes of negotiating the terms of the Sale, or preparing a report concerning the fairness of the Sale.
SUMMARY OF 2003 INDEPENDENT APPRAISAL
     We have not obtained any recent appraisals of the Property or any fairness opinions with respect to the Sale. In the absence of an appraisal or a fairness opinion, we could be mistaken in believing that the purchase price for the Property under the Purchase and Sale Agreement is a fair price. The most recent appraisal of the Property was done as of May 22, 2003, by AAA, in which AAA determined that the “as is” market value of the Property was $7,700,000. THIS APPRAISAL IS ALMOST THREE YEARS OLD AND MAY NOT BE AN ACCURATE REFLECTION OF THE CURRENT MARKET VALUE OF THE PROPERTY.
     Selection And Qualifications Of Independent Appraiser. Under the terms of a litigation settlement, the Property was appraised on May 22, 2003 by AAA, an independent appraiser appointed by the court. The information set forth below was provided to us by AAA with respect to its appraisal.
     AAA is an experienced independent valuation consulting firm with more than 50 offices on four continents. AAA provides valuation and consulting services for the real estate industry through its specialized industry focus and operates through a team of professionals with different economical, financial, statistical, legal, architectural, urban and engineering knowledge and expertise.
     Factors Considered. AAA performed a complete appraisal of the Property. AAA has represented that its report was prepared in conformity with the Uniform Standards of Professional Appraisal Practice and the Code of

Professional Ethics and Standards of Professional Practice of the Appraisal Institute. We furnished the appraiser with all of the necessary information requested by AAA in connection with the appraisal. The information furnished to the appraiser was true, correct and complete in all material respects. No limitations were imposed on AAA by us or any of our affiliates. In preparing its valuation of your partnership property, AAA:
•	inspected and analyzed the exterior of all buildings and site improvements and a representative sample of units;

•	conducted neighborhood and area research, including major employers, demographics (population trends, number of households, and income trends), housing trends, surrounding uses, and general economic outlook of the area;

•	conducted market research of rental inventory, historical vacancy rates, historical average rental rates, occupancy trends, concessions, and marketing strategies in the submarket, and occupancy rates at competing properties;

•	reviewed leasing policy, concessions and history of recent occupancy;

•	reviewed the historical operating statements for your partnership’s property and an operating budget forecast for 2003;

•	prepared an estimate of stabilized income and expense (for capitalization purposes);

•	conducted market inquiries into recent sales of similar properties to ascertain sales price per unit, effective gross income multipliers and capitalization rates; and

•	prepared sales comparison and income capitalization approaches to value.
     We provided AAA with the following management budget for the Property:
FAIRWAY VIEW II APARTMENTS
FISCAL YEAR 2003 MANAGEMENT BUDGET

Description	Total	Per unit
Revenues
Rental Income	$1,473,368	$7,222
Vacancy	159,548	782
Credit Loss/Concessions	17,712	87
Subtotal	$177,260	$869

Description	Total	Per unit
Laundry Income	$19,984	$98
Garage Revenue	0	0
Other Misc. Revenue	35,348	173
Subtotal Other Income	$55,332	$271
Effective Gross Income	$1,351,440	$6,625
Operating Expenses
Taxes	$48,000	$235
Insurance	33,468	164
Utilities	81,904	401
Repair & Maintenance	14,836	73
Cleaning	0	0
Landscaping	42,816	210
Security	0	0
Marketing & Leasing	13,912	68

Description	Total	Per unit
General Administrative	140,236	687
Management	74,088	363
Miscellaneous	45,160	221
Total Operating Expenses	$494,420	$2,424
Reserves	0	0
Net Income	$857,020	$4,201
     The above management budget is internally prepared operating projections for the Partnership’s Property. A management budget does not reflect the property’s actual performance, or changes in the condition of the property, in the local area surrounding the property or in the economy in general.
     Summary Of Approaches And Methodologies Employed. The following summary describes the material approaches and analyses employed by AAA in preparing the appraisals. The Partnership imposed no conditions or limitations on the scope of AAA’s investigation or the methods and procedures to be followed in preparing the appraisal. AAA principally relied on two approaches to valuation: (1) the sales comparison approach and (2) the income capitalization approach.
     The sales comparison approach uses analysis techniques and sales of comparable improved properties in surrounding or competing areas to derive units of comparison that are then used to indicate a value for the subject property. Under this approach, the primary methods of analysis used by the appraiser were: (1) sales price per unit analysis; (2) net operating income analysis; and (3) effective gross income analysis.
     The purpose of the income capitalization approach is to value an income-producing property by analyzing likely future income and expenses of the property over a reasonable holding period. Under the income capitalization approach, AAA performed: (1) a direct capitalization analysis and (2) a discounted cash flow analysis to derive property value. The direct capitalization analysis determines the value of a property by applying a capitalization rate that takes into account all of the factors influencing the value of such property to the net operating income of such property for a single year. The direct capitalization method is normally more appropriate for properties with relatively stable operating histories and expectations. The discounted cash flow analysis determines the value of a property by discounting to present value the estimated operating cash flow of such property and the estimated proceeds of a hypothetical sale of such property at the end of an assumed holding period. The discounted cash flow method is more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets.
     AAA relied principally on the income capitalization approach to valuation and secondarily on the sales comparison approach. Although the sales comparison approach is considered a reliable method for valuing property, the income capitalization approach is the primary approach used for valuing income producing property, such as the Property.
     Summary Of Independent Appraisal Of Your Partnership’s Property. AAA performed a complete appraisal of the Property. The summary set forth below describes the material conclusions reached by AAA based on the values determined under the valuation approaches and subject to the assumptions and limitations described below. The estimated total “as is” market value of the fee simple estate of the Property at the time of the appraisal was $7,700,000.
     Valuation Under Sales Comparison Approach. AAA compared Fairway View II Apartments with five apartment complexes that were sold between January 2000 and August 2001 and located in the Property’s real estate market area. Based on its qualitative analysis, AAA rated the locations of all five comparable properties as comparable to the location of Fairway View II Apartments. AAA rated the quality/appeal of three comparable properties as comparable and two comparable properties as inferior to the quality/appeal of Fairway View II Apartments. AAA rated the amenities of three comparable properties as comparable and two comparable properties as inferior to the amenities of Fairway View II Apartments.
     AAA made adjustments to the sales price per unit of each comparable property to reflect differences from Fairway View II Apartments in location, number of units, quality/appeal, age/condition, occupancy at sale, amenities and average unit size. Based on the available data, AAA concluded a value range of $31,350 to $44,796 per unit with a mean or average adjusted price of $38,142 per unit and a median adjusted price of $38,698 per unit. Thus, the estimated value based on a $38,500 sales price per unit for the 204 units was approximately $7,800,000 after adjustment for deferred maintenance.
     As part of the sales comparison approach, AAA also conducted a net operating income (“NOI”) analysis. NOI effectively takes into account the various physical, location and operating aspects of the sale. AAA compared Fairway View II Apartments’ NOI to the NOI of the five comparable properties and arrived at a percentage adjustment. After applying the percentage adjustment to the sales price per unit of each comparable property, the range of value was between $35,331 and $42,320 per unit, with an average of $38,381 per unit. The appraiser concluded a value of $38,000 per unit for the 204 units of the property, resulting in an estimated “as is” market value of $7,700,000 using the NOI analysis after adjustment for deferred maintenance.
     AAA also performed an effective gross income multiplier (“EGIM”) analysis. The EGIM measures the relationship between the sales price of a property and its effective gross income, which is the total annual income that a property would produce after an allowance for vacancy and credit loss. AAA estimated the operating expense ratio (“OER”) of Fairway View II Apartments to be 38.45% before reserves, with the expense ratios of the five comparable properties ranging from 42.95% to 51.42%, resulting in EGIMs ranging from 4.80 to 5.76.
     Thus, AAA concluded an EGIM of 5.75 for Fairway View II Apartments, and applied the EGIM to the stabilized effective gross income for the property (see Income Approach section below), resulting in a value conclusion of approximately $7,900,000 after adjustment for deferred maintenance.
     AAA estimated the value using the price per unit analysis at $7,800,000, the value using the NOI analysis at $7,700,000 and the value using the EGIM analysis at $7,900,000. Based on these three valuation methods, AAA concluded that the reconciled value for Fairway View II Apartments under the sales comparison approach was $7,800,000. AAA assumed a marketing and exposure period of 6 to 12 months.
     Valuation Under Income Capitalization Approach. Under the income capitalization approach, AAA performed: (1) a direct capitalization analysis and (2) a discounted cash flow analysis to derive a value for Fairway View II Apartments.
     AAA first utilized a discounted cash flow method to analyze the value of the Property. Under this method, anticipated future cash flow and a reversionary value are discounted at an appropriate rate of return to arrive at an estimate of present value. AAA also employed a direct capitalization analysis on the Property by dividing a forecast of NOI by an appropriate capitalization rate. AAA performed a market rent analysis for the Property to derive a projected rental income. The analysis included both a review of the subject’s current asking and actual rent rates as well as a comparison with comparable apartment properties. AAA calculated Fairway View II Apartments’ effective gross income (“EGI”) by adding apartment rental collections to other income and then making an adjustment for vacancy and collection loss. Under this analysis, AAA arrived at an EGI of $1,378,496. Once the EGI was established, operating expenses were deducted from the EGI in order to arrive at an NOI for Fairway View II Apartments of approximately $797,532. AAA performed a pro forma analysis of revenue and expenses for the Property to derive the Property’s stabilized NOI. AAA relied on the subject’s historical and budgeted income and expenses for this estimate. AAA derived appropriate investment criteria, including an overall capitalization rate, terminal capitalization rate and a discount rate based upon analysis of comparable sales and a survey of real estate investors.
     The assumptions employed by AAA to determine the value of Fairway View II Apartments under the income approach included:
(1)	stabilized vacancy and collection loss rate of 8.5%;

(2)	replacement reserve of $250 per unit;

(3)	overall capitalization rate of 10.50%;

(4)	terminal capitalization rate of 11.50%;

(5)	discount rate of 12.00%;

(6)	2.00% cost of sale at reversion; and

(7)	holding period of 10 years.
     No adjustment was made for lease-up costs because the Property was near or at a stabilized condition. An adjustment of $75,000 was made for deferred maintenance. Based on these assumptions, AAA’s estimate of cash flows for a 10-year period resulted in an indicated value of $7,800,000 through the discounted cash flow method. The reversion value contributed approximately 35% of the value.
     Under the direct capitalization method, utilizing a capitalization rate of 10.50%, the projected NOI resulted in a value (after rounding) of $7,500,000 after adjustments for deferred maintenance.
     Using the income capitalization approach, AAA determined on an as-is basis that the direct capitalization method and the discounted cash flow method indicated the value for Fairway View II Apartments was $7,600,000.
     Reconciliation Of Values And Conclusions Of Appraisal. The final step in the appraisal process was to reconcile the sales comparison approach and the income capitalization approach values to arrive at a final value conclusion. The reconciliation of the two approaches involved weighing the valuation techniques in relation to their substantiation by market and other sources of data, the relativity and applicability of the approaches to the property type, and the purpose of the valuation. AAA concluded that the estimated market value under the sales comparison approach was $7,800,000 and the estimated market value under the income capitalization approach was $7,600,000. After reconciling the various factors, AAA determined a final “as is” market value for Fairway View II Apartments of $7,700,000 as of May 22, 2003.
     Assumptions, Limitations And Qualifications Of AAA’s Valuation. In preparing the appraisal, AAA relied, without independent verification, on the accuracy and completeness of all information supplied or otherwise made available to it by or on behalf of the Partnership. In arriving at the appraisal, AAA assumed:
•	good and marketable title to the Property;

•	validity of owner’s claim to the Property;

•	no encumbrances which could not be cleared through normal processes, unless otherwise stated;

•	accuracy of land areas and descriptions obtained from public records;

•	no subsurface mineral and use rights or conditions;

•	no substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials in existence or present on or in the Property;

•	full compliance with applicable federal, state and local environmental regulations and laws, unless otherwise stated, defined and considered;

•	possession of all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization and that the renewal of these items is possible;

•	compliance with all applicable zoning and use regulations and restrictions, unless a nonconformity has been stated, defined, and considered;

•	utilization of the land and improvements within property boundaries and no encroachment or trespass of the improvements, unless otherwise stated;

•	the structural integrity of the Property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects not readily apparent during inspection; and

•	compliance with the Americans with Disabilities Act of 1992.

     Compensation Of Appraiser. AAA was appointed by the court to perform all the real estate appraisals in connection with the litigation settlement. AAA was paid a fee of $619,100 for the appraisals. Our affiliates paid 50% of the costs of the appraisal, with the other 50% paid from a litigation settlement fund. AAA conducted other appraisals of properties in connection with the litigation settlement agreement.
     Availability Of Appraisal Reports. You may obtain a full copy of AAA’s appraisals upon request, without charge, by contacting the Solicitation Agent at the address or the telephone number at the back of this Consent Solicitation. Copies of the appraisal for the Property are also available for inspection and copying at the principal executive offices of the Partnership during regular business hours by any interested unitholder or his or her designated representative at his or her cost. In addition, a copy of the appraisals has been filed with the SEC as an exhibit to the Tender Offer Statement and Rule 13e-3 Transaction Statement on Schedule TO, filed on June 14, 2004.
CERTAIN INTERESTED PARTIES
     The Managing General Partner and its affiliates hold approximately $562,097 of Partnership indebtedness, which will be repaid from the Sale proceeds. Upon completion of the Sale, we will receive an incentive compensation fee, which we estimate will be approximately $28,000, based on information available as of March 31, 2006. In addition, upon completion of the Sale, an affiliate of ours is expected to assume responsibility for managing and operating the Property. In consideration for acting as both the asset and property manager, this affiliate would receive a total fee equal to 3.65% of monthly gross revenues, which is less than the property management fee currently paid by the Partnership to an affiliate of ours, which is 5% of monthly gross revenues.
     Our affiliates had varying ownership interests in each of the Nine Sale Properties sold (or to be sold) pursuant to the Purchase and Sale Agreement. Five of the Nine Sale Properties were wholly owned by our affiliates. The other four properties, including Fairway View II, were owned by three partnerships in which our affiliates own between 68% and 80% of the outstanding limited partnership interests. We and the other Sellers allocated the aggregate purchase price among the Nine Sale Properties based on their relative fair market values. However, our affiliates’ different levels of ownership in the properties created a conflict of interest in which we have an incentive to ascribe greater value to those properties which are wholly owned by our affiliates. See “Purchase and Sale Agreement — Purchase Price.”
THE CONSENT SOLICITATION
Approval Of The Sale; Consents Required
     We are soliciting consents from limited partners to approve the Sale of the Property pursuant to the Purchase and Sale Agreement. The limited partners’ approval of the Sale of the Property will also be deemed to authorize us in our discretion, to reduce the purchase price for the Property by up to 10% and make any other amendments to the Purchase and Sale Agreement which, in our opinion, are necessary, appropriate or desirable in connection with the Sale, and that do not materially and adversely affect the Partnership.
     Consents Required For The Sale. Section 16.2.5 of the Partnership Agreement provides that the Partnership’s sale of all or substantially all of its assets, or 66-2/3% or more of the net book value of all of the Partnership’s property, in a single sale, or in multiple sales in the same 12-month period, must be approved by the limited partners owning a majority of the limited partnership units entitled to vote thereon. Fairway View II is the Partnership’s only remaining Property, so the Sale requires the Majority Approval.
     As of May 3, 2006, the Partnership had approximately 1,064 limited partners who collectively owned 60,517 outstanding limited partnership units. Each limited partnership unit represents approximately 0.0017% of the outstanding limited partnership units. As of May 3, 2006, our affiliates owned 42,461.67 limited partnership units (representing 70.16% of the total outstanding limited partnership units). These affiliates will consent to the Sale. However, 25,399 of these limited partnership units (approximately 42% of the total outstanding) held by our affiliates are subject to a voting restriction. Under a settlement agreement, DeForest Ventures II, L.P., a prior owner of these units, agreed that these 25,399 limited partnership units would be voted in the same proportion as the votes of units not held or controlled by it on any matter that is submitted to a vote of the limited partners by the general partner of the

Partnership or its affiliates. These limited partnership units were acquired by one of our affiliates through a merger, and are still subject to this voting restriction. Our affiliates can vote free of this voting restriction an aggregate of 17,062.67 limited partnership units (representing 28.19% of the total outstanding), which were acquired by our affiliates in transactions unrelated to the merger and are owned by an entity which is not controlled by the owner of the units subject to the voting restriction. As a result, the consent of the owners of an additional 500 limited partnership units, or approximately 0.83% of the limited partnership units outstanding, will be required to obtain the Majority Approval for the Sale.
Record Date
     The Partnership has fixed May 3, 2006 as the Record Date for determining the limited partners entitled to consent to the Sale. Only limited partners of record on the Record Date may execute and deliver a Consent Form.
Solicitation of Consents
     This solicitation is being made by NPI Equity Investments, Inc., the managing general partner, on behalf of the Partnership. We have retained The Altman Group, Inc. to act as the Solicitation Agent in connection with this consent solicitation. The Partnership will pay the Solicitation Agent reasonable and customary compensation for its services in connection with the consent solicitation, plus reimbursement for out-of-pocket expenses, and will indemnify it against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. Consents may be solicited by mail, telephone, e-mail and in person. Solicitations may be made by our representatives, none of whom will receive additional compensation for such solicitations. Solicitations also may be made by representatives of the Solicitation Agent, for which the Solicitation Agent will receive a fee of $5.00 per telephone call. The cost of preparing, assembling, printing and mailing this Solicitation Statement and the enclosed Consent Form will be borne by the Partnership.
Solicitation Period
     The solicitation period will begin upon our mailing of this Solicitation Statement and end on the Expiration Date, or such later date as we may indicate by a future written notice of extension of the solicitation period.
Consent Procedures
     Limited partners who desire to consent to the Sale should do so by marking the appropriate box on the included Consent Form and by signing, dating and delivering the Consent Form to the Solicitation Agent by hand, mail, overnight courier or facsimile at the address or facsimile number set forth on the Consent Form, all in accordance with the instructions contained herein and therein.
     All Consent Forms that are properly completed, signed and delivered to the Solicitation Agent and not properly revoked (See “Revocation of Instructions” below) prior to the Expiration Date, will be given effect in accordance with the specifications thereof. IF A CONSENT FORM IS DELIVERED AND NEITHER THE “CONSENTS,” THE “WITHHOLDS CONSENT” NOR THE “ABSTAINS” BOX IS MARKED WITH RESPECT TO THE PROPOSAL, BUT THE CONSENT FORM IS OTHERWISE PROPERLY COMPLETED AND SIGNED, THE LIMITED PARTNER WILL BE DEEMED TO HAVE CONSENTED TO THE PROPOSAL.
     Consent Forms must be executed in exactly the same manner as the name(s) in which ownership of the limited partnership units is registered. If the limited partnership units to which a Consent Form relates are held by two or more joint holders, all such holders should sign the Consent Form. If a Consent Form is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary, agency or representative capacity, such person must so indicate when signing and submit with the Consent Form evidence satisfactory to the Partnership of authority to execute the Consent Form.
     The execution and delivery of a Consent Form will not affect a limited partner’s right to sell or transfer the limited partnership units. All Consent Forms received by the Solicitation Agent prior to the Expiration Date will be effective notwithstanding a record transfer of such limited partnership units subsequent to the Record Date, unless the limited partner revokes such Consent Form prior to 5:00 p.m., New York City time, on the Expiration Date by following the procedures set forth under “Revocation of Instructions” below.

     All questions as to the validity, form and eligibility (including time of receipt) regarding consent procedures will be determined by us in our sole discretion, which determination will be conclusive and binding. The Partnership reserves the right to reject any or all Consent Forms that are not in proper form. The Partnership also reserves the right to waive any defects, irregularities or conditions of delivery as to particular Consent Forms. Unless waived, all such defects or irregularities in connection with the deliveries of Consent Forms must be cured within such time as we determine. Neither we nor any of our affiliates or any other persons shall be under any duty to give any notification of any such defects, irregularities or waivers, nor shall any of them incur any liability for failure to give such notification. Deliveries of Consent Forms will not be deemed to have been made until any irregularities or defects therein have been cured or waived. The interpretations of the terms and conditions of this solicitation by us shall be conclusive and binding.
Revocation of Instructions
     Any limited partner who has delivered a Consent Form to the Solicitation Agent may revoke the instructions set forth in such Consent Form by delivering to the Solicitation Agent a written notice of revocation prior to 5:00 p.m., New York City time, on the Expiration Date. In order to be effective, a notice of revocation of the instructions set forth in a Consent Form must (i) contain the name of the person who delivered the Consent Form, (ii) be in the form of a subsequent Consent Form marked either as “Consents,” “Withholds Consent” or “Abstains,” as the case may be, for the proposal, or in a writing delivered to us stating that the prior Consent Form is revoked, (iii) be signed by the limited partner in the same manner as the original signature on the Consent Form, and (iv) be received by the Solicitation Agent prior to 5:00 p.m., New York City time, on the Expiration Date at one of its addresses or facsimile number set forth on the Consent Form. A purported notice of revocation that lacks any of the required information, is dispatched to an improper address or telephone number or is not received in a timely manner will not be effective to revoke the instructions set forth in a Consent Form previously given. A revocation of the instructions set forth in a Consent Form can only be accomplished in accordance with the foregoing procedures. NO LIMITED PARTNER MAY REVOKE THE INSTRUCTIONS SET FORTH IN A CONSENT FORM AFTER 5:00 PM, NEW YORK CITY TIME, ON THE EXPIRATION DATE.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT
     As of the date of this consent solicitation statement, none of our directors or officers own any limited partnership units. The table below sets forth certain information regarding limited partnership units of the Partnership owned by each person or entity who is known by the Partnership to beneficially own more than 5% of the limited partnership units as of May 3, 2006.

	Number of Units	Percentage of
Name and Address of Beneficial Owner	Beneficially Owned	Class
AIMCO IPLP, L.P. (1) Stanford Place 3, 4582 S. Ulster St. Parkway, Suite 1100 Denver, CO 80237	25,399.00	41.97%

AIMCO Properties, L.P. (2) Stanford Place 3, 4582 S. Ulster St. Parkway, Suite 1100 Denver, CO 80237	17,062.67	28.19%

TOTAL	42,461.67	70.16%

(1)	The Units may be deemed beneficially owned by AIMCO/IPT, Inc. (which is the general partner of AIMCO IPLP, L.P.) and Apartment Investment and Management Company (which owns AIMCO/IPT, Inc.), which is the ultimate parent corporation of NPI Equity Investments, Inc., the Managing General Partner of the Partnership.

(2)	The Units may be deemed beneficially owned by AIMCO-GP, Inc. (which is the general partner of AIMCO Properties, L.P.) and Apartment Investment and Management Company (which owns AIMCO-GP, Inc.), which is the ultimate parent corporation of NPI Equity Investments, Inc., the Managing General Partner of the Partnership.

PURCHASE AND SALE AGREEMENT
     We entered into the Purchase and Sale Agreement with Calstrs and the other Sellers on November 14, 2005. Under the terms and subject to the conditions of the Purchase and Sale Agreement, Calstrs has agreed to purchase the Nine Sale Properties, including Fairway View II. Under the Purchase and Sale Agreement, Calstrs initially assigned its purchase rights to SH Partners, and SH Partners purchased five of the Nine Sale Properties on December 22, 2005. On February 22, 2006, in accordance with the Purchase and Sale Agreement, Calstrs elected to require the four remaining properties be sold to Calstrs, rather than SH Partners. On March 31, 2006, Calstrs purchased three of the four remaining properties. Fairway View II is the only one of the Nine Sale Properties that has not yet been sold to SH Partners or Calstrs under the Purchase and Sale Agreement. The representations, warranties, obligations, and covenants of each Seller are individual and several, and not joint and several, and each Seller is responsible and liable only for its own property and its own representations, warranties, obligations, and covenants. The purchaser has agreed to look solely to the applicable Seller for any amount due hereunder or, obligation owed hereunder. Except for a property for which the requisite limited partner approval was not obtained, the Sellers’ obligations to sell, and the purchaser’s obligations to purchase, the Nine Sale Properties are not severable, and the Sellers must sell, and the purchaser must purchase, all of the Nine Sale Properties under the agreement. The following is a summary of the material terms and provisions of the Purchase and Sale Agreement.
Purchase Price
     The aggregate purchase price for the Nine Sale Properties is $98,010,000, less a credit for capital needs of $11,190,000, for a net purchase price of $86,820,000. The portion of this aggregate purchase price that has been allocated to Fairway View II is $9,790,000, less a credit for capital needs of $2,040,000, for a net purchase price of $7,750,000. With respect to each of the Nine Sale Properties, all normal and customarily proratable items, including, without limitation, rents, operating expenses, personal property taxes, other operating expenses and fees, will be prorated as of the closing date, with the applicable Seller being charged or credited, as appropriate, for all of the same attributable to the period up to the closing date (and credited for any amounts paid by the applicable Seller attributable to the period on or after the closing date, if assumed by the purchaser), and the purchaser being responsible for, and credited or charged, as the case may be, for all of the same attributable to the period on and after the closing date.
     Five of the Nine Sale Properties were wholly owned by our affiliates. These five properties were sold to SH Partners on December 22, 2005. The other four properties, including Fairway View II, were owned by three partnerships in which our affiliates own less than 100% of the outstanding limited partnership interests. We and the other Sellers have allocated the aggregate purchase price among the Nine Sale Properties based on their relative fair market values. However, our affiliates’ different levels of ownership in the properties created a conflict of interest in which we have an incentive to ascribe greater value to those properties which are wholly owned by our affiliates. Each of the Nine Sale Properties, its owner (prior to being sold pursuant to the Purchase and Sale Agreement), our affiliates’ percentage ownership in the owner, and its allocated portion of the aggregate purchase price (net of all credits for capital needs) is summarized in the table below:

		Percentage
		Ownership
		of Allocated	Portion of
Property	Owner	Partner	Purchase Price
Windsor Hills	Windsor Hills I, L.P.(1)	80.36%	$14,390,000
Place du Plantier	National Property Investors 6(1)	69.23%	$10,500,000
Fairway View I	National Property Investors 6(1)	69.23%	$7,560,000
Fairway View II	National Property Investors 7	70.46%	$7,750,000
Treehouse II	TAHF II Limited Partnership(2)	100%	$4,810,000
Sunstone	Couch-Oxford Associates Limited Partnership(2)	100%	$14,175,000
Peppermill Village	Peppermill Village-Oxford Associates L.P.(2)	100%	$8,505,000
Williamsburg on the Wabash	Williamsburg Investors Limited Partnership(1)	100%	$17,340,000
Mayfair Village	Mayfair Village Limited Partnership(1)	100%	$1,790,000

(1)	The property was sold to Calstrs on March 31, 2006.

(2)	The property was sold to SH Partners on December 22, 2005.
The Purchased Assets
     Each of the Sellers has agreed to sell all of its interest in and to the Nine Sale Properties, including the land parcel; all buildings and improvements located thereon; all equipment and appliances affixed to and used in connection with the property or any of the improvements; rights, privileges and easements appurtenant to or used in connection with the property; tangible personal property, equipment and supplies owned by the Seller and located at the property and used exclusively in connection with the use, operation, maintenance or repair of all or any portion of the property; and certain intangible property owned by the Seller and used exclusively in connection with all or any portion of the property, including, leases, certain service contracts, property-related files and records, all reports, test results and environmental assessments, if any, as-built plans, specifications and other similar documents and materials relating to the use, operation, maintenance, repair, construction or fabrication of all or any portion of the property, transferable business licenses, certain architectural, site, landscaping or other permits, applications, approvals, authorizations and other entitlements affecting any portion of the property.
Loan Obligations
     At the closing, each Seller will use a portion of the purchase price for its property to pay off all loan obligations encumbering its property. Fees payable in connection with the payoff of such loans will be paid by the purchaser but will be deducted from the purchase price otherwise payable to the Seller.
Limited Partner Approvals
     The Partnership has agreed to use commercially reasonable efforts to obtain, as soon as practicable, the requisite approval of its limited partners to permit the sale of Fairway View II to Calstrs.
Closing
     The closing of the sale of the five properties that were wholly owned by our affiliates occurred on December 22, 2005. The closing of the sale of the remaining three properties (other than Fairway View II) took place on March 31, 2006. The closing of the sale of Fairway View II is expected to occur as soon as practicable after the requisite limited partner approvals have been obtained.
Representations and Warranties
     The agreement contains representations and warranties by the Sellers, including, without limitation, representations and warranties regarding due organization; authority and validity of agreements; leases and service contracts in effect at the properties; violations of law; litigation, zoning; environmental matters; employees; personal property; and property documents. Each Seller’s aggregate liability for a breach of its representations and warranties is limited to $500,000, and is limited to claims brought within 12 months after the closing.
     The agreement also contains representations and warranties by the purchaser, including, without limitation, representations and warranties regarding due organization; authority and validity of agreements; and the purchaser’s status under laws relating to terrorist financing and foreign assets controls.
Conditions To Closing
     The obligation of the purchaser to complete the transactions contemplated by the agreement is subject to the satisfaction or waiver of the following conditions:
•	the title company shall be prepared and irrevocably committed to issue an extended coverage owner’s policy of title insurance for the property satisfactory to the purchaser;

•	all of the representations and warranties of the Sellers in the agreement shall be true, correct and complete in all material respects as of the closing date;

•	Sellers shall have complied with and/or performed all of the obligations, covenants and agreements required on their part to be complied with or performed pursuant to the agreement;

•	the physical condition of the properties shall be substantially the same as on the inspection date of July 12, 2005, except for reasonable wear and tear;

•	there shall have been no material adverse change in or addition to the information or items reviewed and approved by the purchaser prior to the inspection date;

•	no action or proceeding shall have been commenced by or against any Seller under the federal bankruptcy code or any state law for the relief of debtors or for the enforcement of the rights of creditors, and no attachment, execution, lien or levy shall have attached to or been issued with respect to any Seller’s interest in its property or any portion thereof; and

•	the Sellers shall have delivered such documents or instruments as are required to be delivered by the Sellers pursuant to the agreement, including deeds, assignments of leases, bills of sale and assignment, non-foreign affidavits, a guaranty by Apartment Investment and Management Company, and an amendment to the agreement of limited partnership of SH Partners.
     If any of the purchaser’s closing conditions are not fulfilled, the purchaser may waive the condition and close, without adjustment of the purchase price, or terminate the agreement.
     The obligation of the Sellers to complete the transactions contemplated by the agreement are subject to the satisfaction or waiver of the following conditions:
•	all of the representations and warranties of the purchaser in the agreement shall be true, correct and complete in all material respects;

•	the purchaser shall have complied with and/or performed all of the obligations, covenants and agreements required on its part to be complied with or performed pursuant to the agreement;

•	no action or proceeding shall have been commenced by or against the purchaser under the federal bankruptcy code or any state law for the relief of debtors or for the enforcement of the rights of creditors; and

•	the purchaser shall have delivered such documents or instruments as are required to be delivered by the purchaser pursuant to the agreement, including an amendment to the agreement of limited partnership of SH Partners, assignments of leases, and bills of sale and assignment.
     If any of the Sellers’ closing conditions are not fulfilled, the Sellers may waive the condition and close, without adjustment of the purchase price, or terminate the agreement.
Casualty And Condemnation
     Prior to the closing, if (i) all or any material portion of any property is taken by condemnation or eminent domain (or is the subject of a pending or contemplated taking which has not been consummated), or (ii) any material damage occurs to any portion of any property as a result of any earthquake, hurricane, tornado, flood, landslide, fire or other casualty, then the purchaser will have the option to terminate the agreement within 30 days, in which case the purchaser and the Sellers will equally share the cancellation charges of the escrow agent and the title company, if any. The purchaser does not have a right to terminate the agreement as a result of (i) any taking of any portion of any property that is not a material portion, or (ii) any damage or destruction of any portion of any property that does not constitute material damage. If the purchaser does not elect, or has no right, to terminate the agreement, the purchaser will be entitled to keep all awards and insurance proceeds for the condemnation or casualty, and will receive a credit against the portion of the purchase price applicable to such property for the cost of any repair and/or restoration not covered by such awards and insurance proceeds. For this purpose, “material” is defined as having a value in excess of $350,000.

Ongoing Operations
     Until the closing, each Seller has agreed, at its sole cost and expense, to:
•	carry on its business and activities relating to its property, including leasing, maintenance and operations in the same manner as it did before entering into the agreement;

•	perform all of its obligations under leases and service contracts applicable to its property and other agreements that may affect its property;

•	not supplement or amend any existing contract or enter into any new contract that will be an obligation affecting its property subsequent to the closing, except leases and other contracts entered into in the ordinary course of business;

•	continue to maintain insurance in accordance with its current business practices;

•	afford the purchaser and its representatives reasonable access to the property owned by such Seller and to such Seller’s books, records and files relating to such property;

•	not voluntarily grant or transfer or permit the grant or transfer of any interest in the property owned by it, including any air rights;

•	promptly advise the purchaser of any litigation or governmental proceeding to which it becomes a party directly affecting its property; and

•	promptly forward to the purchaser any written notice received by it from any governmental agency in connection with any actual or alleged violation of any law or regulation applicable to its property.
Remedies
     If closing fails to occur as a result of a default by the purchaser, then the Sellers, collectively, are entitled to receive, as their sole and exclusive remedy liquidated damages in the amount of $1,100,000. If closing fails to occur as a result of a default by any Seller, then the purchaser, as its sole remedy, may elect to either (i) terminate the agreement, in which event, the Sellers shall reimburse the purchaser for its reasonable out-of-pocket costs up to a maximum of $100,000 per property, or (ii) seek specific performance for the conveyance of the property to the purchaser (but not damages).
Property Management
     At the closing, all existing property management agreements affecting the Nine Sale Properties will be terminated at Sellers’ sole cost and expense, and the purchaser will enter into a new property management agreement and an asset management agreement with an affiliate of the Managing General Partner as property and asset manager with a combined management fee of 3.65% of monthly gross revenues.
Expenses And Closing Costs
     Each party will pay its own costs and expenses arising in connection with the closing (including, without limitation, its own attorneys’ and advisors’ fees, charges and disbursements), except the following costs, which shall be allocated between the parties as follows:
•	all documentary transfer, stamp, sales and other taxes related to the transfer of a property shall be paid (i) for each property located in Louisiana (including Fairway View II), by the purchaser, and (ii) for each other property, by the applicable Seller;

•	the escrow agent’s escrow fees and costs for each property shall be paid (i) for each property located in North Carolina or Texas, by the applicable Seller, and (ii) for each other property (including Fairway View II), half by the applicable Seller and half by the purchaser;

•	the cost of a survey and its survey certification shall be paid (i) for each property located in Louisiana (including Fairway View II) or Virginia, by the purchaser, and (ii) for each other property, by the applicable Seller;

•	the cost of the owner’s title policy for each property (and all permitted endorsements and amendments thereto) shall be paid (i) for each property located in Louisiana (including Fairway View II), North Carolina or Virginia, by the purchaser, and (ii) for each other property, by the applicable Seller; and

•	all recording fees for each property shall be paid by the purchaser.
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
     The tax consequences to you of the Sale of the Property may be significant. The following discussion briefly summarizes the typical material aspects of the federal income tax consequences for the limited partners that should be considered in connection with the Sale; however, the tax consequences to you could be materially different. EACH LIMITED PARTNER SHOULD CONSULT AND MUST RELY UPON HIS, HER OR ITS OWN TAX ADVISOR IN ORDER TO UNDERSTAND FULLY THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND ESTATE AND GIFT TAX CONSEQUENCES TO HIM, HER OR IT ARISING FROM THE SALE OF THE PROPERTY.
     The discussion is based on current law, which is subject to change (possibly with retroactive effect), and does not consider state, local and foreign income tax aspects of the Sale of the Property. For purposes of this tax discussion, references to “I.R.C. Section” are to sections of the Internal Revenue Code of 1986, as amended (“I.R.C.” or the “Code”). THIS DISCUSSION DOES NOT ADDRESS SPECIAL CONSIDERATIONS AND RULES APPLICABLE TO LIMITED PARTNERS THAT ARE TAX-EXEMPT OR FOREIGN ENTITIES.
     No ruling will be requested from the Internal Revenue Service on any of the tax matters discussed herein. The federal income tax consequences to the limited partners from the Sale of the Property cannot be predicted with absolute certainty. We cannot assure that the Internal Revenue Service will not audit or question the treatment of any item discussed herein.
     The following discussion assumes that the Partnership will recognize taxable gain on the Sale of the Property. The following discussion also assumes that the Partnership is characterized as a partnership for federal income tax purposes. If the Partnership is treated for federal income tax purposes as an association, any cash available for distribution after the Sale would be substantially reduced and the tax consequences would be materially different than as described below.
     Tax Consequences If The Property Is Sold. The Partnership will recognize taxable gain from the Sale of the Property in an amount equal to the difference between the Partnership’s adjusted tax basis in the Property and the amount realized. The Partnership’s amount realized from the Sale includes the sum of cash it receives from the purchaser plus the fair market value of any property it receives other than money. If the purchaser assumes or takes the Property subject to liabilities that encumber the Property, the face amount of those liabilities is also included in the Partnership’s amount realized as though the purchaser had made a cash payment to the Partnership in the same amount. Selling expenses of the Partnership, such as legal fees and title costs, reduce the Partnership’s amount realized with respect to the Sale. Any gain recognized by the Partnership will be allocated to the partners, including the limited partners, in accordance with the Partnership Agreement. We estimate that the Sale will result in total gain of approximately $58 per limited partnership unit, based on information available as of March 31, 2006. This amount is an estimate based on a number of assumptions as discussed under “Use of Proceeds.” When the Partnership completely terminates (which should occur at the conclusion of the Nuanes litigation), a typical limited partner (the tax bases in whose units have not been adjusted on account of a sale or death) could recognize a capital loss of approximately $59 per unit on account of syndication fees that are nondeductible at the Partnership level.
     Generally, if a partnership is a “dealer” with respect to a property, any gain that it recognizes on the sale of that property will be taxed as ordinary income. Under I.R.C. Section 707, certain related party sales result in gain being taxed as ordinary income; however, the general partner does not believe this section would be applicable to this transaction. Alternatively, any gain in excess of “depreciation recapture gain” (discussed below) and “unrecaptured I.R.C. Section 1250 gain” (discussed below) generally will be taxed as gain arising from the sale of property used in the Partnership’s trade or business under I.R.C. Section 1231 (“I.R.C. Section 1231 gain”). Each limited partner will be allocated its share of the Partnership’s I.R.C. Section 1231 gain. In general, if the combination of all I.R.C. Section 1231 gains and losses of a particular limited partner for a taxable year results in a net gain, all of such gains and losses will be characterized as long-term capital gains and losses. If the combination results in a net loss, all of such gains and losses will be characterized as ordinary gains and losses. However, notwithstanding the foregoing, net I.R.C. Section 1231 gains will be treated as ordinary gains to the extent of a limited partner’s unrecaptured net I.R.C. Section 1231 losses for the five most recent prior years. As a result, all or a portion of any I.R.C. Section 1231 gain from the sale of the Partnership’s property allocated to a limited partner may be treated as ordinary income, rather than long-term capital gain, if the limited partner has had net I.R.C. Section 1231 losses in prior years.
     Under I.R.C. Section 1245, gain recognized by the Partnership from the sale of any of its depreciable or amortizable personal property and certain statutorily designated real property (i.e., “depreciation recapture gain”) is re-characterized as ordinary income and will be allocated to the partners as such. The amount of the Partnership’s depreciation recapture gain equals the amount by which the lower of (i) the amount realized and (ii) the recomputed basis (i.e., a property’s basis plus all amounts allowed for depreciation) of the transferred property exceeds that property’s adjusted basis.
     Generally, under I.R.C. Section 1250, no portion of the gain recognized by the Partnership upon the disposition of its residential rental real property is re-characterized as ordinary income because such property is depreciated using the straight-line method. However, under I.R.C. Section 291(a)(1), a portion of a corporation’s capital gain from the disposition of residential rental real property is re-characterized as ordinary income. The portion that is re-characterized equals 20% of the excess of the amount that would have been treated as ordinary income under I.R.C. Section 1245 if the transferred property were I.R.C. Section 1245 property (which generally would be all depreciation deductions previously claimed) over the amount treated as ordinary income under I.R.C. Section 1250 (calculated without regard to I.R.C. Section 291(a)(1)). Therefore, under I.R.C. Section 291(a)(1), corporate limited partners of the Partnership may recognize ordinary income upon disposition of the Partnership’s residential rental real property.
     In the case of limited partners of the Partnership that are individuals, estates or trusts, the application of I.R.C. Section 1250 will not require those taxpayers to recognize gain taxable as ordinary income; however, those limited partners may be allocated gain from the Partnership’s Sale of the Property that is taxed as “unrecaptured I.R.C. Section 1250 gain.” Unrecaptured I.R.C. Section 1250 gain is generally equal to the gain on the sale of real property that is attributable to straight-line depreciation. The maximum federal tax rate applicable to unrecaptured I.R.C. Section 1250 gain is currently 25%. We estimate that the Sale will result in most of the total gain being treated as Section 1250 gain based on the information available as of March 31, 2006.
     In the case of limited partners that are individuals, trusts or estates, gain from the sale of the Partnership’s property that is not taxed as ordinary income or as unrecaptured I.R.C. Section 1250 gain is generally taxed at a capital gains tax rate, the current maximum rate of which is 15%. Gain from the sale of the Partnership’s property that is allocated to limited partners that are corporations is not eligible for preferential capital gains tax rates.
     If a limited partner possesses suspended tax losses, tax credits or other items of tax benefit, such items may be used to reduce any tax liability that arises with respect to any gain resulting from the sale of the Partnership’s property and allocated to that limited partner. The determination of whether a limited partner possesses suspended tax losses, tax credits or other items of tax benefit that may reduce any gain resulting from the sale will depend upon such limited partner’s individual circumstances. Limited partners are urged to consult with their tax advisors in this regard.
     Distributions Of Cash. A distribution of cash by the Partnership to a limited partner will be treated as an amount realized from a sale of the limited partner’s interest in the Partnership and will result in taxable gain only to the extent that the distribution exceeds the limited partner’s adjusted tax basis in his, her or its Partnership interest. Otherwise, distributions will be tax free, and the limited partner’s adjusted tax basis in his Partnership interest will be decreased, but not below zero.
     Generally, any gain recognized by a limited partner arising from a cash distribution by the Partnership will be capital gain. Nevertheless, to the extent that a portion of that gain is attributable to “unrealized receivables” of the Partnership, including depreciation recapture, or to certain inventory items described in I.R.C. Section 751, such gain will be taxed as ordinary income.

     Proceeds available for distribution to the limited partners from the Sale of the Property after repayment of the Partnership’s debt may be less than any tax liability resulting from the gain recognized by the Partnership (as a result of the Sale) that is allocable to the partners and less than their tax liability resulting from the gain recognized by the partners as a result of any cash distributions from the Partnership, and any tax liability resulting from the foregoing. Accordingly, limited partners may be required to use funds from sources other than the Partnership in order to pay any tax liabilities that arise as a result of the recognition gain.
     Tax Consequences If The Property Is Not Sold. The Partnership’s current tax basis in the Property is approximately 15% of its original tax basis in the Property. As a result, it is more likely that continued operation of the Property will generate taxable income to the limited partners, and it is less likely that there will be depreciation and other deductions equal to or greater than the income generated from the Property. In addition, it is anticipated that there may not be any cash available for distribution since it is expected that all or substantially all of the Property’s cash flow will be used to service the Partnership’s liabilities. Accordingly, limited partners may be required to use funds from sources other than the Partnership in order to pay any tax liabilities that arise as a result of the Partnership’s continued operation of the Property. The Partnership also will continue to incur the administrative costs of operating the Partnership, including the cost of preparing and filing partnership tax returns, and it will continue to incur management fees. If a limited partner possesses suspended tax losses, tax credits or other items of tax benefit, such items may potentially be used to reduce any tax liability that arises with respect to any taxable net income as a result of the continued operation of the Property by the Partnership. Limited partners are urged to consult their tax advisors in this regard.
FEES AND EXPENSES
     The Partnership will pay all expenses incurred in connection with this consent solicitation (including costs and expenses of preparing, printing and mailing this Solicitation Statement), the Sale of the Property and the liquidation and winding-up of the Partnership. The estimated fees and expenses associated with the Sale of the Property and the liquidation and winding-up of the Partnership are included in the table set forth under “Description Of The Transaction—Estimated Distribution to Limited Partners.” The following is an itemized statement of the estimated expenses to be incurred in connection with this consent solicitation:

Solicitation Agent Fees	$6,800
Legal Fees	$50,000
Printing Fees	$4,800
Tax and Accounting Fees	$1,500
Postage	$4,800
Depositary	$500

Total	$68,400

WHERE YOU CAN FIND MORE INFORMATION
     The Partnership is subject to the informational requirements of the Exchange Act and is required to file annual and quarterly reports, proxy statements and other information with the SEC. You can inspect and copy reports and other information filed by us with the SEC at the SEC’s public reference facilities maintained by the SEC at One Station Place, 100 F Street, N.E., Washington, D.C. 20002. Copies of such material can also be obtained from the Public Reference Room of the SEC in Washington, D.C. at prescribed rates. The SEC also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.
     You should only rely on the information provided in this Solicitation Statement or any supplement. We have not authorized anyone else to provide you with information. You should not assume that the information in this Solicitation Statement or any supplement is accurate as of any date other than the date on the front of this Solicitation Statement or the supplement.
     The Partnership’s principal executive offices are located at 55 Beattie Place, P.O. Box 1089, Greenville, South Carolina 29602. However, questions and requests for assistance regarding this Solicitation Statement and the matters set forth herein may be directed to the Solicitation Agent, The Altman Group, Inc. by mail at 1200 Wall Street, 3rd Floor, Lyndhurst, New Jersey 07071; by overnight courier service at 1200 Wall Street 3rd Floor, Lyndhurst, New Jersey 07071; by fax at (201) 460-0050; or by telephone at (800) 217-9608.

NATIONAL PROPERTY INVESTORS 7
CONSENT OF LIMITED PARTNER
     This consent is solicited by NPI Equity Investments, Inc., a Florida corporation and the managing general partner (the “Managing General Partner” of National Property Investors 7, a California limited partnership (the “Partnership”)). THE MANAGING GENERAL PARTNER RECOMMENDS THAT YOU “CONSENT” TO THE PROPOSAL. IF NO ELECTION IS SPECIFIED WITH RESPECT TO THE PROPOSAL, ANY OTHERWISE PROPERLY COMPLETED AND SIGNED CONSENT FORM WILL BE DEEMED TO BE A CONSENT TO THE PROPOSAL.
     The undersigned limited partner of the Partnership, acting with respect to all limited partnership units held of record by the undersigned on May 3, 2006, hereby consents, withholds consent or abstains, with respect to the proposal specified below and more fully described in the Consent Solicitation Statement, dated May 8, 2006 (the “Solicitation Statement”). All capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Solicitation Statement.

PROPOSAL:	Approval of the Sale of the Fairway View II Apartments pursuant to the Purchase and Sale Agreement.

	☐ Consent	☐ Withhold Consent	☐ Abstain
     The undersigned hereby constitutes and appoints the Managing General Partner of the Partnership as his or her attorney-in-fact for the purposes of executing any and all documents and taking any and all actions necessary to implement the actions set forth above. Approval of the Sale will also be deemed to authorize the Managing General Partner, in its discretion, to reduce the purchase price for the Property by up to 10% and make any other amendments to the Purchase and Sale Agreement which, in its opinion, are necessary, appropriate or desirable in connection with the Sale, and that do not materially and adversely affect the Partnership.

Date:

Type or Print Name of Individual or Entity

By:

Signature

Type or Print Name of Person Signing

Capacity

Tax Identification or Social Security Number

Telephone Number
     Please sign exactly as you hold your interest in the Partnership. When signing as an attorney-in-fact, executors, administrator, trustee or guardian, please give your full title. If an interest is jointly held, each holder should sign. If a corporation, please sign in full corporate name by a duly authorized officer. If a partnership, please sign in partnership name by a duly authorized person.
     A fully completed, signed and dated consent form should be sent by hand, by mail or by overnight courier to The Altman Group, Inc., 1200 Wall Street 3rd Floor, Lyndhurst, New Jersey 07071; or by fax at (201) 460-0050. The consent solicitation will expire, and all consent forms must be received by 5:00 p.m., New York City time, on May 30, 2006, unless extended.